FOR IMMEDIATE RELEASE

CONTACT:

Tawni Adams
(623) 587-2686

PetSmart Media Line
623-587-2177

PETSMART REPORTS RESULTS FOR THE FIRST QUARTER 2007

• Earnings of $0.78 per Share	• Comp Sales Growth of 4 Percent
• Earnings of $0.34 per Share Excluding State Line Tack Exit and MMI Stock Transaction
PHOENIX — May 16, 2007 — PetSmart, Inc.(NASDAQ:PETM) today reported net income of $106.7 million, or $0.78 per diluted share for the first fiscal quarter of 2007. That compares with net income of $41.8 million, or $0.30 per diluted share, for the first quarter of fiscal 2006.
     Included in the company’s first quarter 2007 results was approximately $3.8 million, or $0.03 per share, in net after tax expense related to the exit of the State Line Tack product line.   The net expense includes inventory valuation adjustments and accelerated depreciation offset by the net proceeds of the previously announced sale of certain assets related to the company’s equine catalog and e-commerce operation.
     During the first quarter of 2007, the company recorded a net benefit of approximately $64 million, or $0.47 per share, from the sale of a portion of its shares in MMI Holdings, Inc. (MMI), the third-party operator of its in-store Banfield veterinary hospitals. As part of that transaction, PetSmart increased its voting share of MMI, which resulted in a change from the cost method to the equity method of accounting for the investment.
     Excluding those items, earnings per diluted share for the first quarter of fiscal 2007 were $0.34.
     “PetSmart delivered a solid performance in the first quarter despite a pet food recall unlike anything we have ever experienced in the industry,” said Phil Francis, chairman and CEO. “This demonstrates that we have built a business model that remains strong even when faced with adversity.”

Sales
     Net sales for the first quarter of 2007 were $1.11 billion, compared to $1.01 billion for the same period in 2006, and comparable store sales — or sales in stores open at least a year — grew 4 percent in the first quarter, on top of 3.7 percent in the first quarter of 2006.
     Pet services sales were $107.3 million, up 18 percent from the same period last year.
     PetSmart opened 23 new stores and closed three locations during the first quarter of 2007, which compares with 20 new stores and four closures during the first quarter of 2006.
Gross margins and expense
     Gross margins were 30.5 percent in the first quarter of 2007, compared with 30.7 percent in the same period in 2006. Excluding the net expenses from exiting the State Line Tack product line, gross margins were 30.6 percent for the first quarter of 2007.
     Operating, general and administrative expenses were 23.6 percent of net sales in the first quarter of 2007, compared with 23.3 percent in the first quarter of 2006. Excluding the net expenses from exiting the State Line Tack product line, operating, general and administrative expenses were 23.2 percent of net sales in the first quarter of 2007.
Pre-tax income
     PetSmart generated pre-tax income of 14.7 percent of sales in the first quarter. That compares with 6.7 percent for the same period last year. Excluding the net expense related to the exit of the State Line Tack product line and the benefit from the sale of MMI shares, pre-tax income was 6.7 percent in the first quarter of 2007.
Share purchases and dividend payments
     PetSmart purchased approximately 914,000 of its shares at an average price of $29.55 during the first quarter of 2007. At the end of the first quarter, the company had $63 million remaining on its current authorization, which extends through August 9, 2007.
     As previously announced, the company paid a dividend of $0.03 per share on May 11, 2007, to shareholders of record at the close of business on April 27, 2007.
Outlook
     PetSmart projects comparable store sales in the low- to mid-single digits for the second quarter of 2007 and in the mid-single digits for the full year.

     PetSmart estimates earnings of $0.26 to $0.28 per share in the second quarter which includes $0.03 per share in estimated expense to exit the State Line Tack product line.
     For the full year PetSmart expects earnings of $2.03 to $2.05 per share which includes approximately $0.11 in expenses to exit the State Line Tack product line. In addition, the sale of shares of MMI will result in a benefit of $0.47 per share, while the change to the equity method of accounting for the investment in MMI should result in a $0.02 per share benefit. Also included is the benefit of a 53rd week of sales in 2007 which is estimated at $0.08 per share.
Conference call information
     PetSmart management has scheduled a teleconference for 4:30 p.m. (EST) today to discuss results for the first quarter of 2007 as well as the current outlook. This teleconference will be Web-cast live for all investors at www.petm.com or www.streetevents.com. The Web-cast will be available until the company announces results for the second quarter of 2007. In addition, you can listen to the call live by dialing 800-709-7416 (within the United States and Canada) or 706-679-5320 (for international callers), code 6865205. A phone replay also will be available through May 30, 2007, at 800-642-1687 in the United States and Canada, or at 706-645-9291 for international callers, code 6865205.
About PetSmart
     PetSmart, Inc. is the largest specialty pet retailer of services and solutions for the lifetime needs of pets. The company operates more than 928 pet stores in the United States and Canada, a growing number of in-store PetsHotel cat and dog boarding facilities, and is a leading online provider of pet supplies and pet care information (www.petsmart.com). PetSmart provides a broad range of competitively priced pet food and pet products; and offers complete pet training, pet grooming, pet boarding, doggie day camp and pet adoption services. Since 1994, PetSmart Charities, Inc., an independent 501(c)(3) non-profit animal welfare organization, has donated more than $52 million to animal welfare programs and, through its in-store pet adoption programs, has saved the lives of more than 2.9 million pets.
Forward-looking statements
     This news release contains forward-looking statements including statements relating to future revenue growth and goals, our expectations regarding the exit from our State Line Tack product line, our expectations with respect to our investment in MMI and future business opportunities that involve substantial risks and uncertainties. Such risks and uncertainties include, but are not limited to, general economic conditions, competitive forces, our ability to successfully exit the State Line Tack product line and our ability to manage our operations and growth. Actual results and developments may therefore differ materially from those described in this release. For more information about PetSmart, Inc., and risks arising when investing in PetSmart, Inc., you are directed to the company’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission.
Statement of utility
     PetSmart continues to provide all information required in accordance with Generally Accepted Accounting Principles (GAAP), but it believes that evaluating its ongoing operating results may be difficult if an investor is limited to reviewing only GAAP financial measures. Accordingly, PetSmart uses non-GAAP financial measures of its performance internally to evaluate its ongoing operations and to allocate resources within the organization.
     PetSmart’s management does not itself, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The non-GAAP financial measures used by PetSmart may not be consistent with the presentation of similar companies in PetSmart’s industry. However, PetSmart presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate PetSmart’s operating results in a manner that focuses on what it believes to be its ongoing business operations.
     PetSmart’s management believes it is useful for itself and investors to review both GAAP information and non-GAAP measures of earnings per share, and the related impacts on gross margins, operating, general and administrative expenses and pretax income as adjusted. For the first quarter of 2007, these non-GAAP measures exclude the effect of net expenses from the exit of the State Line Tack product line and a benefit from the sale of a portion of the Company’s shares in MMI. PetSmart’s management believes that these measures allow investors to have a better understanding of the overall performance of PetSmart’s business and its ability to perform in subsequent periods.
     Management believes the inclusion of these non-GAAP financial measures provides consistency and comparability of financial results and better enables investors to evaluate the ongoing operations and prospects of PetSmart by providing better comparisons. Whenever PetSmart uses such a non-GAAP financial measure, it strives where possible to provide a reconciliation of non-GAAP financial measures to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure.
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PetSmart, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share and store data)
(Unaudited)

	Thirteen Weeks Ended		Thirteen Weeks Ended
	April 29, 2007	% of Sales	April 30, 2006	% of Sales

Net sales	$1,111,625	100.00%	$1,011,529	100.00%
Cost of sales	773,146	69.55%	701,449	69.35%

Gross profit	338,479	30.45%	310,080	30.65%

Operating, general and administrative expenses	261,894	23.56%	235,401	23.27%

Operating income	76,585	6.89%	74,679	7.38%

Gain on sale of investments	95,363	8.58%	—	0.00%
Interest expense, net	(8,825)	-0.79%	(6,733)	-0.67%

Income before income tax expense and equity in income from investee	163,123	14.67%	67,946	6.72%

Income tax expense	(56,641)	-5.10%	(26,182)	-2.59%

Equity in income from investee	225	0.02%	—	0.00%

Net income	$106,707	9.60%	$41,764	4.13%

Basic earnings per share	$0.80		$0.30

Diluted earnings per share	$0.78		$0.30

Weighted average shares outstanding — basic	133,316		137,449
Weighted average shares outstanding — diluted	136,672		141,088

Stores open at beginning of each period	908		826
Stores opened during each period	23		20
Stores closed during each period	(3)		(4)
Stores open at end of each period	928		842

PetSmart, Inc. and Subsidiaries
Reconciliation of non-GAAP to GAAP Measures
(In thousands, except per share data)
(Unaudited)

	Thirteen Weeks Ended April 29, 2007
			Reconciling items
			Equine
			product line	Sale of MMIH
	As Reported (GAAP)		exit	stock	Non-GAAP

Net sales	$1,111,625	100.00%	$—	$—	$1,111,625	100.00%
Cost of sales	773,146	69.55%	(2,070)	—	771,076	69.36%

Gross profit	338,479	30.45%	2,070	—	340,549	30.64%
Operating, general and administrative expenses	261,894	23.56%	(4,234)	—	257,660	23.18%

Operating income	76,585	6.89%	6,304	—	82,889	7.46%
Gain on sale of investments	95,363	8.58%	—	(95,363)	—	0.00%
Interest expense, net	(8,825)	-0.79%	—	—	(8,825)	-0.79%

Income before income tax expense and equity in income from investee	163,123	14.67%	6,304	(95,363)	74,064	6.66%
Income tax expense	(56,641)	-5.10%	(2,499)	31,026	(28,114)	-2.53%
Equity in income from investee	225	0.02%	—	—	225	0.02%

Net income	$106,707	9.60%	$3,805	$(64,337)	$46,175	4.15%

Basic earnings per share	$0.80				$0.35
Diluted earnings per share	$0.78				$0.34

Weighted average shares outstanding — basic	133,316				133,316
Weighted average shares outstanding — diluted	136,672				136,672

PetSmart, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	April 29,	January 28,
	2007	2007

Assets
Cash and cash equivalents	$118,909	$148,799
Short-term investments	164,135	19,200
Restricted cash and short-term investments	80,000	60,700
Receivables, net	57,439	36,541
Merchandise inventories	461,744	487,400
Other current assets	104,566	90,629

Total current assets	986,793	843,269

Property and equipment, net	1,059,088	1,032,421
Deferred income taxes	91,847	97,648
Other noncurrent assets	64,661	80,139

Total assets	$2,202,389	$2,053,477

Liabilities and Stockholders’ Equity
Accounts payable and bank overdraft	$187,546	$179,638
Other current liabilities	345,765	321,077
Current maturities of capital lease obligations	18,312	17,667

Total current liabilities	551,623	518,382

Capital lease obligations	436,647	431,334
Deferred rents and other noncurrent liabilities	120,376	102,867

Total liabilities	1,108,646	1,052,583

Stockholders’ equity	1,093,743	1,000,894

Total liabilities and stockholders’ equity	$2,202,389	$2,053,477